As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEOSPACE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0447780
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7007 Pinemont Drive

Houston, Texas 77040-6601

(Address of Principal Executive Offices) (Zip Code)

GEOSPACE TECHNOLOGIES CORPORATION

2014 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Name, Address and Telephone Number of Agent for Service:

Walter R. Wheeler

President and Chief Executive Officer

7007 Pinemont Drive

Houston, Texas 77040-6601

(713) 986-4444

Copy of Communications to:

David S. Peterman

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

(713) 651-5529

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	1,500,000	$48.715	$73,072,500.00	$9,411.74

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional Common Stock that may become issuable under the 2014 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the NASDAQ Global Market (NASDAQ) on May 16, 2014.

PART I

Item 1. Plan Information*

Item 2. Registrant information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

1. the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2013;

2. the Company’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2013 filed with the Commission on February 6, 2014 and March 31, 2014 filed with the Commission on May 8, 2014;

3. the description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A of the Registrant (File No. 001-13601), originally filed with the Commission on November 12, 1997, including any amendment or report filed for the purpose of updating such description; and

4. all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of the Directors and Officers

The Certificate of Incorporation and Bylaws of the Company together provide that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

DGCL Section 145 provides that the Company may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party,” and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description

5.1	Opinion of Fulbright & Jaworski LLP*

10.1	Form of Employee Restricted Stock Award Agreement*

10.2	Form of Employee Incentive Stock Option Award Agreement*

10.3	Form of Employee Non-Qualified Stock Option Award Agreement*

10.4	Form of Consultant Restricted Stock Award Agreement*

10.5	Form of Consultant Stock Option Award Agreement*

10.6	Form of Director Stock Option Award Agreement*

10.7	Form of Director Restricted Stock Award Agreement*

23.1	Consent of Fulbright & Jaworski, LLP (included in Exhibit 5.1)

23.2	Consent of UHY LLP, independent registered public accounting firm*

24.1	Power of Attorney (included in signature page hereto)

99.1	Geospace Technologies Corporation 2014 Long-Term Incentive Plan (filed as Appendix A to the Company’s Proxy Statement on Schedule 14A filed on December 11, 2013 and incorporated herein by reference)

*	Filed herewith

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of May, 2014.

GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Walter R. Wheeler
	Name:	Walter R. Wheeler
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Walter R. Wheeler and Thomas T. McEntire, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Walter R. Wheeler	President and Chief Executive Officer	May 21, 2014
	Walter R. Wheeler	(Principal Executive Officer)

By:	/s/ Thomas T. McEntire	Vice President, Chief Financial Officer and Secretary	May 21, 2014
	Thomas T. McEntire	(Principal Financial and Accounting Officer)

	/s/ Gary D. Owens	Chairman of the Board, Director	May 21, 2014
Gary D. Owens

By:	/s/ William H. Moody	Director	May 21, 2014
William H. Moody

By:	/s/ Tina M. Langtry	Director	May 21, 2014
Tina M. Langtry

By:	/s/ Michael J. Sheen	Director	May 21, 2014
Michael J. Sheen

By:	/s/ Thomas L. Davis	Director	May 21, 2014
Thomas L. Davis

By:	/s/ Charles H. Still	Director	May 21, 2014
Charles H. Still

By:	/s/ Richard F. Miles	Director	May 21, 2014
Richard F. Miles

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Fulbright & Jaworski LLP*

10.1	Form of Employee Restricted Stock Award Agreement*

10.2	Form of Employee Incentive Stock Option Award Agreement*

10.3	Form of Employee Non-Qualified Stock Option Award Agreement*

10.4	Form of Consultant Restricted Stock Award Agreement*

10.5	Form of Consultant Stock Option Award Agreement*

10.6	Form of Director Stock Option Award Agreement*

10.7	Form of Director Restricted Stock Award Agreement*

23.1	Consent of Fulbright & Jaworski, LLP (included in Exhibit 5.1)

23.2	Consent of UHY LLP, independent registered public accounting firm*

24.1	Power of Attorney (included in signature page hereto)

99.1	Geospace Technologies Corporation 2014 Long-Term Incentive Plan (filed as Appendix A to the Company’s Proxy Statement on Schedule 14A filed on December 11, 2013 and incorporated herein by reference)

*	Filed herewith.